EXHIBIT 99.1

Conference Call:	Today, Monday, March 31, 2003 at 4:30 P.M. E.S.T.
Webcast / Replay URL:	http://www.wave.com
Dial-in numbers:	212/346-7488 and 415/537-1876

Wave Systems Reports 2002 Results
and Recent Accomplishments

Trusted Computing Approach Validated by Industry Behemoths in 2002;

Year Marks Launch of Initial Consumer and Enterprise Deployments

Lee, MA (March 31, 2003) – Wave Systems Corp. (NASDAQ: WAVX; www.wave.com), a leader in delivering trusted computing applications and services with advanced products, infrastructure and solutions across multiple trusted platforms, today reported results for its fourth quarter and year ended December 31, 2002 and highlighted recent corporate developments.

Wave Systems reported net revenue of $53,000 for the fourth quarter ended December 31, 2002 compared to year-ago fourth quarter revenue of $202,000.  Revenue for both periods was principally related to service contracts.  Excluding a non-cash charge of $2,236,000, or $0.04 per basic share, for an “other than temporary” decline in market value of its investment in SSP Solutions, Inc. and a provision to reserve for a note receivable from an officer of $1,000,000, or $0.02 per basic share, Wave’s net loss for the quarter was $6,651,000, or $0.13 per basic share.  Excluding one-time items, the year-ago period net loss was $7,722,000, or $0.15 per basic share.  Including one-time items, Wave reported a net loss of $9,886,000, or $0.19 per basic share, for the fourth quarter of 2002, compared to a year-ago net loss of $11,744,000, or $0.23 per basic share.  The weighted average number of basic shares outstanding in the fourth quarter of 2002 and 2001 was 52,096,000 and 50,330,000, respectively.

For the year ended December 31, 2002, Wave reported net revenue of $447,000 compared with $692,000 in 2001.  Revenue for both periods was comprised principally of service revenues and hardware sales.  Excluding one-time items, Wave’s net loss for 2002 was $30,476,000, or $0.60 per basic share, compared with a net loss of $38,865,000, or $0.78 per basic share, in 2001.  Including one-time charges, Wave’s net loss for 2002 was $43,467,000, or $0.85 per basic share, compared with a net loss of $48,701,000, or $0.97 per basic share, in 2001.  The weighted average number of basic shares outstanding for the years 2002 and 2001 was 51,136,000 and 49,950,000, respectively.

At December 31, 2002, Wave had total current assets of $12.4 million and total current liabilities of $3.7 million, providing $8.7 million in working capital, with no long-term debt.  Considering Wave’s current cash balance and projected operating cash requirements, the Company anticipates it will need $11 million of additional cash to satisfy our current forecasted cash flow requirements for the year ending December 31, 2003.  In addition to what we are forecasting in gross profit for fiscal 2003, we estimate having to raise a minimum of approximately $5 million in cash before June 2003 in order to fund our operations through the end of calendar year.

However, if we are unable to achieve the revenue targets in our business plan, we will need to raise a greater amount of capital, or we will have to further reduce our continuing expenses.

Steven Sprague, Wave’s president and CEO, said, “In order to raise the additional capital required to fund Wave’s operations, we have engaged an investment banking firm and are exploring a number of financing alternatives which include debt or equity financing (or a combination of both) or one or more commercial or strategic transactions.”

The personal computing industry is now committed to a historic transition to trusted computing.  The most influential players – companies including Microsoft, Intel, Hewlett-Packard, AMD, National Semiconductor, Infineon and others - have publicly committed to a trusted PC environment secured by a hardware chip.  Without a doubt, today’s inherently insecure PC is morphing to tomorrow’s secure and trusted PC which will offer a range of productive services for users.  Wave’s long commitment to hardware and services-secured trusted computing has made us influential in the evolution of this huge and evolving market opportunity.

“We believe Wave is extremely well positioned to play an important role in this global market opportunity by providing a comprehensive suite of trusted PC solutions: an EMBASSY® hardware solution for government, healthcare and consumer markets in the U.S. and Europe, and EMBASSY Trust Suite services and applications for trusted hardware platforms available from the major global PC suppliers.  Given our wide range of offers, Wave is in the sweet spot of where this huge market is expected to progress.”

Evidence of our progress was in the news last week with our license agreement with National Semiconductor, wherein Wave’s EMBASSY® Trust Suite of Applications and Services for trusted computing will be bundled with National’s TCPA-compliant SafeKeeper™ technology used in its PC21100 trusted platform module (TPM) and software stack.  We also forged a strategic partnership with TecSec, an information security and access management specialist, to integrate product capabilities and team on sales opportunities with federal and state governments,” he said.

Recent Wave Systems developments (for more details, please visit www.wave.com):

•                  National Semiconductor — see above.

•                  TecSec — see above.

•                  CeBIT — Wave demonstrated the industry’s most comprehensive suite of consumer financial services for home computing and the Internet on Packard Bell PCs at the NEC IT Pavilion at the CeBIT 2003 trade show March 12-19.  Packard Bell is the consumer brand of NEC Computers International, Europe’s sixth largest manufacturer of personal computers.

•                  Intel Developer’s Forum — Intel demonstrated components of Wave’s EMBASSY Trust Suite of services at its Developer Forum, Feb. 18 -21, at the San Jose Convention Center. IDF is a leading industry event for designers and developers.  Wave’s EMBASSY Trust Suite for National Semiconductor’s SafeKeeper technology was also demonstrated at Intel’s Safer Computing kiosk inside the Intel pavilion.

Wavexpress Developments:

•                  Wavexpress Launched TVTonic.com — a new broadband channel that delivers full screen video content and a “no-wait” user experience to consumer and enterprise PCs.  Since the mid-November launch, Wavexpress has continued to add new content channels to the TVTonic service including:

•                  The News – video news produced by AP Digital, a division of The Associated Press

•                  Model TV - a fashion channel produced by Videofashion Network

•                  GolfSpan – a series of golf instruction video segments

•                  MoviePick – motion picture previews, interviews and content via Hollywood.com

•                  Paris Premier – a French cultural and entertainment programming channel produced in conjunction with cable/satellite programmer, Paris Première International

SignOnline® Developments:

•                  Comodo Ltd.— Wave’s SignOnline PKI & Identity Services platform consists of a (eTM) Suite that allows organizations to manage business processes and transactions entirely online, without the need for time-consuming and costly ink signatures and paper storage, overnight mail or expensive traditional delivery services.  Comodo Ltd., a PKI services provider, is partnering with Wave to deliver a complete signing solution for enterprises worldwide.  Comodo will also resell Wave’s eTM Suite portfolio as a part of their growing range of products.

•                  DocuTech — DocuTech Corporation and Wave announced the formation of the eMortgage Alliance, an official collaboration of industry-leading companies working together to deliver a completely paperless mortgage solution.  The eMortgage Alliance unites the capabilities of DocuTech, Wave, VirPack, SwiftView and Rekon Technologies, to enable customers to produce an eMortgage.  The eMortgage Alliance’s members each specialize in separate steps of the mortgage process, including the creation of SMART Docs, eSigning, ePackaging, eMessaging, eRecording and eVaulting.

About Wave Systems

Consumers and businesses are demanding a computing environment that is more trusted, private, safe and secure. Wave is the leader in delivering trusted computing applications and services with advanced products, infrastructure and solutions across multiple trusted platforms from a variety of vendors. Wave holds a portfolio of significant fundamental patents in security and e-commerce applications and employs some of the world’s leading security systems architects and engineers.

Safe Harbor for Forward-Looking Statements

Except for statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include general economic and business conditions, the ability to fund operations, the ability to forge partnerships required for deployment, the success of partners in their deployment of Wave’s technology, changes in consumer and corporate buying habits, chip development and production, the rapid pace of change in the technology industry and other factors over which Wave Systems has little or no control.  Wave Systems assumes no obligation to publicly update or revise any forward-looking statements.

Wave Systems Corp. and Subsidiaries
(a development stage corporation)
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2002	2001	2002	2001
	unaudited		audited

Revenues	$53	$202	$447	$692
Cost of Sales	29	152	202	370

Gross Margin	24	50	244	322

Operating Expenses:
Selling, general and administrative	3,914	4,204	19,188	24,184
Research and development	2,969	2,854	12,010	17,691
Goodwill amortization	—	430	—	1,720
Restructuring costs and other special charges	—	—-	726	—
Write-off of goodwill	—	2,285	—	2,285
Write-off of intangibles and other impaired Assets	—	199	1,571	1,762
	6,883	9,972	33,495	47,642

Net Interest income	70	329	478	2,688
Equity in losses of Global Wave	—	(414)	—	(2,332)
Gain on termination of development contract with SSP Solutions, Inc.	138	—	1,818	—
Loss on officer note receivable	(999)	—	(999)	—
Loss on other than temporary decline of marketable equity securities	(2,236)	(1,737)	(11,513)	(1,737)
	(3,027)	(1,822)	(10,216)	(1,381)

Net loss	$(9,886)	$(11,744)	$(43,467)	$(48,701)

Net loss per share - basic	$(0.19)	$(0.23)	$(0.85)	$(0.97)

Weighted average shares outstanding - basic	52,096	50,330	51,136	49,950

Wave Systems Corp. and Subsidiaries

(a development stage corporation)
Consolidated Balance Sheets
(in thousands)

	December 31, 2002	December 31, 2001

Assets
Current assets:
Cash and cash equivalents	$10,221	$40,437
Cash collected on behalf of charities	236	359
Marketable securities	0	10
Notes receivable from officers	278	1,380
Inventories	1,113	582
Prepaid expenses and other receivables	574	625
Total current assets	12,422	43,393

Property and equipment, net	2,543	4,291
Marketable equity securities	2,881	11,160
Other assets	363	1,390

Total Assets	18,209	60,234

Liabilities and Stockholders’ equity

Current liabilities:
Accounts payable and accrued expenses	3,404	5,808
Due to charities	263	423
Deferred revenue	—	198
Total current liabilities	3,667	6,429

Total stockholders’ equity	14,542	53,805

Total liabilities and stockholders’ equity	$18,209	$60,234

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Contact:
Gerard T. Feeney, CFO	David Collins, Richard Land

Wave Systems Corp.

Jaffoni & Collins

info@wavesys.com	wavx@jcir.com
413/243-1600	212/835-8500